EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

of Ceridian Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-56822, 333-56828, 333-56818, 333-56820, 333-64944, 333-82466 and 333-122959) on Form S-8 of Ceridian Corporation of our reports dated February 28, 2007, with respect to the consolidated balance sheets of Ceridian Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, cash flows and stockholders’ equity and comprehensive income for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Ceridian Corporation.

Our report dated February 28, 2007, notes that the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, on January 1, 2006 and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 31, 2006.

/s/ KPMG LLP

Minneapolis, Minnesota
February 28, 2007